EXHIBIT 99.1

1700 South Patterson Boulevard Dayton, OH 45479 NEWS RELEASE

For media information:	For investor information:
John Hourigan	Gregg Swearingen
(937) 445-2078	(937) 445-4700
john.hourigan@ncr.com	gregg.swearingen@ncr.com

For Release on October 26, 2006

NCR Operating Results Continue to Improve

•	Teradata Data Warehousing revenue increased 5 percent

•	Retail Store Automation revenue up 5 percent

•	Customer Service profitability improved 400 basis points on slightly higher revenue

•	NCR increases guidance for 2006 full-year earnings per share, largely due to lower pension expense

•	In 2005, third-quarter results included $142 million, or $0.76 per share of benefit from tax items

DAYTON, Ohio – NCR Corporation (NYSE: NCR) today reported revenue of $1.517 billion and earnings of $0.49 per diluted share for the quarter ended Sept. 30, 2006. The 1 percent increase in revenue from the third quarter of 2005 included 1 percentage point of benefit from currency fluctuations.

NCR reported third-quarter net income of $89 million, or $0.49 per diluted share, which included $7 million, or $0.03 per diluted share, of incremental expense related to stock-based compensation. This compares to $222 million of net income, or $1.18 per diluted share, generated in the third quarter of 2005. Results for the third quarter of 2005 included $142 million of benefit, or $0.76 per share, from prior-year tax items.(1)(5)

“NCR produced another solid quarter of operating profit improvement, led by growth in Teradata Data Warehousing and continued progress in our Customer Services business,” said Bill Nuti, president and chief executive officer of NCR. ”Overall, we continue to see strong earnings growth potential for NCR as demand for NCR products and services, including our Teradata data warehousing and self-service technologies, remains strong.”

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Operating Segment Results(2)

Teradata Data Warehousing

NCR’s Teradata Data Warehousing segment reported third-quarter revenue of $378 million. Revenue increased 5 percent from the third quarter of 2005, with no benefit from currency translation.

Third-quarter operating income of $75 million, or 20 percent of revenue, increased from $72 million in the third quarter of 2005 as higher revenue more than offset increased investment in sales and demand-creation resources.

Financial Self Service (ATMs)

The Financial Self Service segment generated third-quarter revenue of $349 million, the same as reported in the third quarter of 2005. The third-quarter year-over-year revenue comparison included a 2 percentage point benefit from currency translation.

Operating income of $43 million was down from $60 million generated in the third quarter of 2005. As expected, an adverse geographic revenue mix shift resulted in lower margins and underabsorption in NCR’s North American manufacturing facility. The company’s newly opened manufacturing facility in Budapest, Hungary, should enable incremental cost reduction in the future.

Retail Store Automation

Retail Store Automation revenue of $219 million was up 5 percent from the third quarter of 2005. The third-quarter year-over-year revenue comparison included a 1 percentage point benefit from currency translation. Retail Store Automation revenue growth was led by double-digit growth in self-service technologies, which includes retail self-checkout systems and other self-service kiosks that enable customers to pay bills and check-in at airports, hotels and hospitals.

Operating income of $12 million increased from $9 million in the third quarter of 2005, largely due to higher revenue and a more favorable mix of revenues from self-service technologies.

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Customer Services

Customer Services revenue of $454 million was up slightly from the $451 million recorded in the third quarter of 2005. The third-quarter year-over-year revenue comparison included a 1 percentage point benefit from currency translation. NCR is successfully increasing the mix of revenues from the service of NCR-branded products while reducing lower-margin revenues associated with servicing third-party products. Revenues from the maintenance of ATMs increased 13 percent in the third quarter, while revenues from the maintenance of third-party products declined by 14 percent.

Operating income increased to $27 million from $8 million generated in the third quarter of 2005. The 400-basis point improvement in operating margin, to 6 percent of revenue, was driven by continued structural changes designed to optimize efficiency and the improving revenue mix.

Other Items

Also included in the results was $2 million of Other Income, versus $2 million of Other Expense reported in the third quarter of 2005.

NCR’s tax rate in the third quarter of 2006 was 26 percent, higher than the 22 percent tax rate expected for the full year, driven by the mix of profits and losses by country in the quarter. This compares to the 27 percent effective rate in the third quarter of 2005, which excluded the $142 million of benefit from prior-year tax items.(1)(5) NCR continues to expect its 2006 full-year tax rate to be 22 percent.

Cash Flow

During the third quarter, NCR generated $142 million of cash from operations, a $2 million increase from the prior-year period. As expected, capital expenditures in the third quarter of 2006 increased to $52 million, compared to $39 million of capital expenditures in the year-ago period. Capital spending increased due to certain real estate-related initiatives and increased investment in software development. NCR generated $90 million of free cash flow (cash from operations less capital expenditures)(3) in the third quarter of 2006 versus generating $101 million in the year-ago period. Higher levels of capital expenditures affected the year-over-year comparison.

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	For the period ended September 30
	Three Months		Nine Months
	2006	2005	2006	2005
Cash provided by operating activities (GAAP) (3)(4)	$142	$140	$288	$303
Less capital expenditures for:
Expenditures for property, plant and equipment	(27)	(19)	(65)	(51)
Additions to capitalized software	(25)	(20)	(69)	(57)

Total capital expenditures	(52)	(39)	(134)	(108)

Free cash flow (non-GAAP measure) (3)	$90	$101	$154	$195

Balance Sheet

NCR ended the third quarter with $761 million in cash and cash equivalents, a $14 million increase from the $747 million balance on June 30, 2006. Free cash flow generated in the third quarter was, for the most part, used for share repurchase activity.

As of Sept. 30, 2006, NCR had short- and long-term debt of $311 million, up slightly from $307 million on June 30, 2006.

NCR repurchased approximately 2.8 million shares of NCR common stock for $94 million during the third quarter. The company has approximately $264 million authorized for future share repurchases. During the quarter, approximately 228,000 options were exercised.

Due to changes to NCR’s U.S. pension plans made at the end of the third quarter, the company was required to complete a remeasurement of the U.S. pension plan. As a result of this remeasurement, NCR was required to record an adjustment that reduced the company’s additional minimum pension liability. The pre-tax effect of this noncash adjustment was a $385 million increase to NCR’s Stockholder Equity.

2006 Outlook

NCR is increasing its prior earnings guidance for 2006, now expecting to generate GAAP earnings per share in the $1.90 to $1.95 range. NCR’s 2006 GAAP earnings estimate includes approximately $0.10 of incremental stock-based compensation expense and $0.04 of expense related to a Customer Services early retirement program in the first quarter of 2006.

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	Prior 2006 Guidance	Updated 2006 Guidance
Year-over-year revenue growth:
Total NCR	1%	1%
Teradata Data Warehousing	5 – 7%	5 – 7%
Financial Self Service (ATMs)	1 – 2%	(0 - 1)%
Retail Store Automation	3 – 4%	2 - 3%
Customer Services	(2)%	(1)%
Earnings per share – GAAP	$1.81 - $1.86	$1.90 - $1.95
Non-GAAP – excludes early retirement expense (1)	$1.85 - $1.90	$1.94 - $1.99

2006 Third-Quarter Earnings Conference Call

A conference call is scheduled today at 10:00 a.m. (EDT) to discuss the company’s third-quarter results. Access to the conference call, as well as a replay of the call, is available on NCR’s Web site at http://investor.ncr.com/. Supplemental financial information regarding NCR’s 2006 third-quarter operating results is also available on NCR’s Web site.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading global technology company helping businesses build stronger relationships with their customers. NCR’s Teradata® data warehouses, ATMs, retail systems, self-service solutions and IT services provide Relationship Technology™ that maximizes the value of customer interactions and helps organizations create a stronger competitive position. Based in Dayton, Ohio, NCR (www.ncr.com) employs approximately 29,300 people worldwide.

# # #

NCR and Teradata are trademarks or registered trademarks of NCR Corporation in the United States and other countries.

NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP. However, as described below, the company believes that certain non-GAAP measures found in this release are useful for investors. The following table reconciles certain non-GAAP measures contained in this release.

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Reconciliation of GAAP to Non-GAAP Measures(1)

	Q3 2006 Actual	Q3 2005 Actual	FY 2006 Guidance
Earnings Per Share (GAAP)	$0.49	$1.18	$1.90-$1.95
Benefit from prior-year tax items(5)	—	0.76	—
Early retirement-related pension expense	—	—	(0.04)

Adjusted Earnings Per Share (Non-GAAP)(1)	$0.49	$0.42	$1.94-$1.99

(1)	NCR’s management looks at the company’s results excluding certain items to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. In addition, management uses earnings per share excluding these items to manage and determine effectiveness of its business managers and as a basis for incentive compensation. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.
(2)	The operating segment results discussed in this earnings release exclude the impact of $33 million of pension expense in the third quarter of 2006 and $31 million of pension expense in the third quarter of 2005. When evaluating the year-over-year performance of and making decisions regarding its operating segments, NCR excludes the effect of pension expense/income. Schedule B, included in this earnings release, reconciles total “Income from operations excluding pension expense/income” for all of the company’s operating segments to “Total income from operations” for the company.
(3)	NCR defines free cash flow as cash provided/used by operating activities less capital expenditures for property, plant and equipment, and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP and therefore, NCR’s definition may differ from other companies’ definition of this measure. NCR’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for or superior to cash flows from operating activities under GAAP.
(4)	In the second quarter, NCR changed its accounting for reworkable service parts from a long-term depreciable asset to a current asset within Inventories. As a result of this change, expenditures for reworkable service parts, previously recorded under cash flows from investing activities, are now recorded under cash flows from operating activities. This change was retrospectively applied to the prior-period financial statements and did not affect overall cash flows or have a material impact on the company’s results of operations or financial position.

As a result of the accounting change, NCR’s unaudited Condensed Consolidated Balance Sheets include amounts for net reworkable service parts as inventory. As of Dec. 31, 2005, prior to the accounting change, $234 million was reported as “Reworkable service parts and rental equipment, net” under long-term assets.

In addition, the operating activities section of NCR’s unaudited Condensed Consolidated Statement of Cash Flows includes net expenditures for reworkable service parts of $22 million for the three months ended Sept. 30, 2005, and $65 million for the nine months ended Sept. 30, 2005. These amounts were previously reported under “Investing activities.” Net expenditures for reworkable service parts included in operating activities was

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$28 million for the three months ended Sept. 30, 2006, and $74 million for the nine months ended Sept. 30, 2006. The increase from 2005 is primarily related to the purchases of reworkable service parts that comply with the European Union’s new Restriction on Hazardous Substances (RoHS) directive.

(5)	In the third quarter of 2005, the company realized $137 million of income tax benefits from the favorable settlement of prior-year tax audits and $5 million of benefit from an adjustment to the company’s tax accounts in the United Kingdom.

Note to Investors

This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties include: the uncertain economic climate and its impact on the markets in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases by our current and potential customers and other general economic and business conditions; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-service technologies and enterprise data warehousing), including our ability to accelerate market acceptance of new products and services; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings; the effect of currency translation; short product cycles, rapidly changing technologies and maintaining competitive leadership position with respect to our solution offerings, particularly data warehousing technologies; tax rates; ability to execute our business and reengineering plans; participation by eligible employees in early retirement programs; turnover of workforce and the ability to attract and retain skilled employees, especially in light of continued cost-control measures being taken by the company; availability and successful exploitation of new acquisition and alliance opportunities; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors detailed from time to time in the company’s U.S. Securities and Exchange Commission reports and the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended September 30
	Three Months		Nine Months
	2006	2005	2006	2005
Revenue

Products	$795	$806	$2,237	$2,246
Services	722	692	2,094	2,065

Total revenue	1,517	1,498	4,331	4,311

Cost of products	512	512	1,448	1,445
Cost of services	565	550	1,666	1,663

Total gross margin	440	436	1,217	1,203
% of Revenue	29.0%	29.1%	28.1%	27.9%

Selling, general and administrative expenses	267	267	776	790
Research and development expenses	55	57	173	174

Income from operations	118	112	268	239
% of Revenue	7.8%	7.5%	6.2%	5.5%

Interest expense	6	5	18	17
Other income, net	(8)	(3)	(22)	(7)

Other (income) expense, net	(2)	2	(4)	10

Income before income taxes	120	110	272	229
% of Revenue	7.9%	7.3%	6.3%	5.3%

Income tax expense (benefit)	31	(112)	64	(150)

Net income	$89	$222	$208	$379

% of Revenue	5.9%	14.8%	4.8%	8.8%

Net income per common share
Basic	$0.50	$1.20	$1.15	$2.04

Diluted	$0.49	$1.18	$1.13	$1.99

Weighted average common shares outstanding
Basic	178.7	184.9	180.5	185.8
Diluted	181.4	188.7	183.5	190.1

Schedule B

NCR CORPORATION

CONSOLIDATED REVENUE and OPERATING INCOME (LOSS) SUMMARY

(Unaudited)

(in millions)

	For the Periods Ended September 30
	Three Months			Nine Months
			%			%
	2006	2005	Change	2006	2005	Change
Revenue by segment

Data Warehousing
Data Warehousing solution	$294	$282	4%	$854	$838	2%
Data Warehousing support services	84	79	6%	249	234	6%

Total Data Warehousing	378	361	5%	1,103	1,072	3%

Financial Self Service	349	349	—	951	944	1%

Retail Store Automation	219	209	5%	612	595	3%

Customer Services
Customer Service Maintenance:
Financial Self Service	170	150	13%	492	451	9%
Retail Store Automation	120	115	4%	353	346	2%
Payment & Imaging and Other	32	32	—	94	96	(2)%
Third-Party Products and Exited Businesses	60	70	(14)%	186	213	(13)%

Total Customer Services Maintenance	382	367	4%	1,125	1,106	2%
Third-Party Products	8	17	(53)%	24	42	(43)%
Professional and installation-related services	64	67	(4)%	181	206	(12)%

Total Customer Services	454	451	1%	1,330	1,354	(2)%

Systemedia	118	127	(7)%	339	363	(7)%

Payment & Imaging and Other	43	42	2%	119	116	3%

Elimination of installation-related services revenue included in both the Customer Services segment and other segments	(44)	(41)	7%	(123)	(133)	(8)%

Total revenue	$1,517	$1,498	1%	$4,331	$4,311	—

Operating income (loss) by segment

Data Warehousing	$75	$72		$228	$220
Financial Self Service	43	60		87	128
Retail Store Automation	12	9		13	12
Customer Services	27	8		72	25
Systemedia	2	—		3	(1)
Payment & Imaging and Other	4	7		9	14

Elimination of installation-related services operating income included in both the Customer Services segment and other segments	(12)	(13)		(32)	(42)

Subtotal - Segment operating income	151	143		380	356

Pension expense	(33)	(31)		(112)	(117)

Total income from operations	$118	$112		$268	$239

Schedule C

NCR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions)

	September 30 2006	June 30 2006	December 31 2005
Assets
Current assets
Cash and cash equivalents	$761	$747	$810
Accounts receivable, net	1,306	1,301	1,305
Inventories, net	708	665	595
Other current assets	265	253	217

Total current assets	3,040	2,966	2,927

Property, plant and equipment, net	376	372	378
Goodwill	150	148	129
Prepaid pension cost	1,324	1,012	976
Deferred income taxes	391	545	522
Other assets	380	366	355

Total assets	$5,661	$5,409	$5,287

Liabilities and stockholders’ equity

Current liabilities
Short-term borrowings	$5	$2	$2
Accounts payable	514	484	490
Payroll and benefits liabilities	282	231	292
Deferred service revenue and customer deposits	468	495	444
Other current liabilities	438	428	417

Total current liabilities	1,707	1,640	1,645

Long-term debt	306	305	305
Pension and indemnity plan liabilities	497	575	557
Postretirement and postemployment benefits liabilities	264	264	259
Deferred taxes	134	127	140
Tax reserves	199	198	167
Other liabilities	141	157	158
Minority interests	20	22	21

Total liabilities	3,268	3,288	3,252

Total stockholders’ equity	2,393	2,121	2,035

Total liabilities and stockholders’ equity	$5,661	$5,409	$5,287

Schedule D

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	For the Periods Ended September 30
	Three Months		Nine Months
	2006	2005	2006	2005
Operating activities
Net income	$89	$222	$208	$379
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40	41	118	127
Stock-based compensation expense	8	1	22	3
Excess tax benefit from stock-based compensation	(1)	—	(13)	—
Deferred income taxes	22	12	40	24
Income tax settlement	—	(137)	—	(201)
Other adjustments to income, net	(4)	(1)	(5)	(2)
Changes in assets and liabilities:
Receivables	(3)	(86)	1	39
Inventories	(49)	(28)	(114)	(43)
Current payables and accrued expenses	84	110	17	(44)
Deferred service revenue and customer deposits	(27)	(19)	23	23
Employee severance and pension	10	8	44	46
Other assets and liabilities	(27)	17	(53)	(48)

Net cash provided by operating activities	142	140	288	303

Investing activities
Expenditures for property, plant and equipment	(27)	(19)	(65)	(51)
Proceeds from sales of property, plant and equipment	1	—	13	7
Additions to capitalized software	(25)	(20)	(69)	(57)
Other investing activities, business acquisitions and divestitures, net	7	—	(24)	2

Net cash used in investing activities	(44)	(39)	(145)	(99)

Financing activities
Purchase of Company common stock	(94)	(102)	(280)	(320)
Excess tax benefit from stock-based compensation	1	—	13	—
Short-term borrowings, additions	3	—	3	—
Long-term debt, additions	1	—	1	—
Proceeds from employee stock plans	7	15	68	117
Other financing activities, net	(3)	—	(3)	—

Net cash used in financing activities	(85)	(87)	(198)	(203)

Effect of exchange rate changes on cash and cash equivalents	1	2	6	(11)

Increase (decrease) in cash and cash equivalents	14	16	(49)	(10)
Cash and cash equivalents at beginning of period	747	724	810	750

Cash and cash equivalents at end of period	$761	$740	$761	$740